UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2005

PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     See Item 5.02, the contents of which are incorporated herein by reference.

     On May 26, 2005, the Compensation Committee of the Board of Directors of PAREXEL International Corporation (the “Company”) approved the acceleration of vesting of certain unvested out-of-the-money stock options previously awarded to current employees, including executive officers, and non-employee directors, effective as of the close of business on June 30, 2005. A stock option will be considered out-of-the-money if the option exercise price is greater than the closing price per share of Common Stock of the Company on the NASDAQ National Market on June 30, 2005. Such actions were taken in accordance with the provisions of the Company’s Second Amended and Restated 1995 Stock Option Plan, 1998 Non-qualified, Non-Officer Stock Option Plan and the 2001 Stock Incentive Plan. Outstanding unvested options that have an exercise price equal to or less than the closing price per share of the Company’s Common Stock on the NASDAQ National Market on June 30, 2005 will continue to vest on their normal schedule.

     The following table summarizes outstanding unvested out-of-the-money options held by executive officers and non-employee directors, based upon the closing price of $18.45 per share of Company common stock on the NASDAQ National Market on June 1, 2005, which could be subject to the acceleration and could become exercisable on June 30, 2005:

		Options Subject
Name	Position	to Acceleration

Josef H. von Rickenbach	Chairman & CEO	40,000
A. Dana Callow, Jr.	Director	13,000
A. Joseph Eagle, Jr.	Director	10,666
Patrick J. Fortune	Director	12,666
Richard L. Love	Director	11,000
Serge Okun	Director	11,000
William U. Parfet	Director	13,000
Carl A. Spalding	President & COO	42,000
Kurt A. Brykman	President, PAREXEL Consulting	50,000

     After the Company examined a number of alternatives, the decision to accelerate the vesting of out-of-the-money stock options was made primarily to avoid recognizing compensation expense associated with these stock options in future financial statements upon the adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment”. Additionally, the Company believes out-of-the-money stock options may not be offering the affected employees sufficient incentive when compared to the potential future compensation expense that would have been attributable to these stock options. The Company estimates, based upon the closing price of $18.45 per share on the NASDAQ National Market on June 1, 2005, that the maximum future pre-tax compensation expense that will be avoided, based on the Company’s implementation of SFAS 123(R) on July 1, 2005, is approximately $1.4 million, of which all are related to options held by executive officers and non-employee directors of the Company.

Item 2.05. Costs Associated with Exit or Disposal Activities.

     On May 26, 2005, the Board of Directors of the Company approved a plan to restructure its operations to reduce expenses, better align costs with current and future geographic sources of revenue, and improve operating efficiencies. These actions are expected to result in a pre-tax charge in the range of $30 to $35 million in the quarter ending June 30, 2005. The charge is primarily related to expenses to be incurred in connection with the consolidation or closure of certain offices, mostly in the United States, the associated relocation or elimination of approximately 150 positions, and certain other one-time costs. The Company anticipates completing restructuring activities by June 30, 2005. The restructuring initiatives primarily impact corporate overhead costs, but will also affect each of the Company’s three business segments. The charges will include approximately $24 to $27 million in costs related to the abandonment of certain property leases, approximately $4 to $5 million in employee separation benefits, and approximately $2 to $3 million in other one-time costs. The Company expects that approximately $25 to $30 million of these charges will result in future cash expenditures. The Company expects a small portion of the charge to be paid out in the fourth quarter, with the remainder to be paid out over several years. The Company expects the charge to result in annual pre-tax savings of approximately $8 to $10 million when completed.

     The Company issued a press release on June 1, 2005 announcing this restructuring. The full text of the press release issued in connection with the restructuring announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers.

     On May 26, 2005, Carl A. Spalding, President and Chief Operating Officer of the Company, submitted his retirement notice to the Company, effective June 30, 2005. The Company and Mr. Spalding entered into a Consulting Agreement in connection with Mr. Spalding’s retirement, pursuant to which he will provide management consulting services to the Company from July 1, 2005 to October 31, 2005 at a rate mutually agreeable to the parties. The Consulting Agreement includes confidentiality, non-compete, non-solicitation and inventions assignment provisions. A copy of the Consulting Agreement is attached hereto as Exhibit 10.1.

     Josef von Rickenbach, the current Chairman and Chief Executive Officer of the Company, was appointed to serve as President, effective July 1, 2005 following Mr. Spalding’s retirement. Mr. von Rickenbach, 50, founded the Company in 1983 and has served as a Director, Chairman of the Board and Chief Executive Officer since 1983 and served as President from 1983 until April 2001.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement, dated May 26, 2005, by and between PAREXEL International Corporation and Carl A. Spalding

99.1	Press release dated June 1, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2005	PAREXEL International Corporation

	By:	/s/ James F. Winschel, Jr.

James F. Winschel, Jr.
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Agreement, dated May 26, 2005, by and between PAREXEL International Corporation and Carl A. Spalding

99.1	Press release dated June 1, 2005.